News Release

OCTOBER 31, 2006
CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

CHOICEONE FINANCIAL ANNOUNCES THIRD QUARTER EARNINGS FOR 2006

Sparta, Michigan - ChoiceOne Financial Services, Inc. reports third quarter net income of $450,000 or $.27 per share, compared to earnings of $570,000 or $.35 per share in the third quarter of 2006. Net income for the first nine months of 2006 was $1,530,000 or $0.92 per share, compared to $1,631,000 or $0.99 per share in the first three quarters of 2005. Total assets as of September 30, 2006 were $257.4 million, which represented growth of $14.8 million from a year earlier.

The decrease in net income in the third quarter and first nine months of 2006 compared to the same periods in 2005 was primarily due to lower net interest income. ChoiceOne's net interest income was $273,000 lower in the third quarter and $391,000 lower in the first nine months of 2006 compared to the same time periods in the prior year. Total loans have grown $728,000 or less than 1% in the first nine months of 2006, compared to growth of $9.3 million or 6% in the same period in 2005. The slowdown occurred in all loan categories with commercial loans experiencing the largest change of $4.2 million less growth in 2006 than in the prior year.

ChoiceOne experienced margin compression in 2006 as net interest margin was 67 basis points lower in the third quarter of 2006 and 55 basis points lower in the first nine months of 2006 compared to the same periods in 2005. The margin decline was caused by deposits and borrowings repricing upward more than loans and securities. The migration of deposit dollars from lower cost accounts such as checking and savings accounts to higher cost accounts such as certificates of deposit has also contributed to the reduction in ChoiceOne's interest margin. James Bosserd, President and Chief Executive Officer, commented, "Our third quarter proved to be challenging due to the inverted yield curve and its impact on our asset pricing while short-term funding rates remained high."

The provision for loan losses decreased $55,000 in the third quarter and $270,000 in the first nine months of 2006 compared to the same periods in 2005. The reduction was due to a significantly lower level of loan growth and lower net charge-offs in the first nine months of 2006 compared to the same period in the prior year.

Noninterest income grew $25,000 in the third quarter and $171,000 in the first nine months of 2006 compared to the same periods in the prior year. The change in noninterest income resulted from higher customer service charges, gains on sales of securities, and higher income from ChoiceOne Insurance Agencies, Inc. Noninterest expense increased just $2,000 in the third quarter and $232,000 in the first three quarters of 2006 compared to the same periods in 2005. Compensation expense was up slightly in the first nine months of 2006 compared to 2005 due to staff increases in ChoiceOne's insurance agency and data processing expenses were up in both the third quarter and first nine months of 2006 compared to the same periods in the prior year due to the servicing of more accounts. Directors' fees and expenses, employee training, and employee recruiting expenses were also higher in the first nine months of 2006 than in the same period in 2005. ChoiceOne's noninterest expense was net of an $86,000 credit adjustment for state single business taxes in the first nine months of 2005.

On October 12, 2006, the shareholders of Valley Ridge Financial Corp. approved a merger with ChoiceOne Financial Services, Inc. The merger will become effective on November 1, 2006. James Bosserd stated "We believe this merger of equals will significantly broaden our market presence, produce synergies, and offer opportunities to enhance shareholder value. Both banks are community-focused and this focus will continue as we go forward."

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates five full service offices in northern Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; the level and timing of asset growth; and the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.